FIRST AMENDMENT TO FOURTH AMENDED
AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated June 28, 2013 (the “Amendment Date”), is entered into by and among SAIA, INC., a Delaware corporation (the “Borrower”), SAIA MOTOR FREIGHT LINE, LLC, a Louisiana limited liability company (“SMF”), the Banks parties to the Credit Agreement referred to below (the “Existing Banks”), Regions Bank, an Alabama state bank (the “New Bank”), and BOKF, NA dba BANK OF OKLAHOMA, as Administrative Agent and Collateral Agent. The Existing Banks and the New Bank are hereinafter collectively referred to as the “Banks.”

R E C I T A L S:

A. The Borrower, the Existing Banks, and BOKF, NA dba Bank of Oklahoma, as Administrative Agent and Collateral Agent, are parties to that certain Fourth Amended and Restated Credit Agreement dated November 30, 2011 (the “Credit Agreement”). Capitalized terms used in this Amendment that are not otherwise defined herein have the respective meanings assigned to them in the Credit Agreement.

B. The Borrower has requested that the Revolving Credit Commitment be increased to $200,000,000, that the Termination Date be extended to June 27, 2018, and that certain other provisions of the Credit Agreement be amended (all as hereinafter set forth).

C. The New Bank has requested to join in the Credit Agreement as an additional lender thereunder with a Commitment as hereinafter stated.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby amend the Credit Agreement, effective as of the Amendment Date, as follows:

1. JOINDER OF NEW BANK. The New Bank hereby joins in and agrees to become a party to the Credit Agreement as of the Amendment Date with an initial Commitment as set forth in Section 2.1 hereof. Without limiting the generality of the foregoing, the New Bank hereby subscribes to the terms and conditions of the Credit Agreement (as amended hereby) and the other Loan Documents and agrees to be bound by the terms and provisions thereof as a “Bank.” The New Bank further agrees to execute and deliver a supplement to the Prudential Intercreditor Agreement and such other documents as may be reasonably required in order for it to subscribe to the terms and conditions of the Prudential Intercreditor Agreement.

2. REVOLVING CREDIT COMMITMENT; TERMINATION DATE.

2.1 Increase of Revolving Credit Commitment. The Revolving Credit Commitment is hereby increased from $150,000,000 to $200,000,000, and the respective Commitments of each of the Banks are hereby increased (or established) as set forth on Schedule I hereto. The Commitments set forth on Schedule I hereto are the final allocated Commitments in effect from and after the Amendment Date.

2.2. Pro Rata Shares; Reallocation of Outstanding Revolving Loans. As of the Amendment Date, (i) the respective Pro Rata Share of each of the Banks shall be adjusted as set forth on Schedule I hereto, and (ii) the outstanding Revolving Loans shall be reallocated among the Banks (including the New Bank) ratably in accordance with their Applicable Percentages (as adjusted).

2.3 Accordion. The parties acknowledge and agree that the increase of the Revolving Credit Commitment effected by this Amendment will not be deemed an exercise by the Borrower of the accordion feature set forth in Section 2.22.1 of the Credit Agreement. The reference to the figure “190,000,000” in the proviso to Section 2.22.1 of the Credit Agreement is hereby amended to read “$240,000,000.

2.4 Extension. The Revolving Credit Commitment is hereby extended to June 27, 2018. Accordingly, the reference to “November 29, 2016” appearing in the definition of Termination Date in Section 1.1 of the Credit Agreement is hereby amended to read “June 27, 2018.”

2.5 Replacement Notes. From and after the Amendment Date, the Revolving Loans of each of the Banks shall be evidenced by a Note or replacement Note substantially in the form of Exhibit A-1 attached hereto (collectively, the “Replacement Note”), and all references in the Credit Agreement to the “Notes” shall be deemed references to the Replacement Notes.

3. CHANGES TO PRICING.

3.1 Base Rate Definition. The definition of the term “Base Rate” appearing in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Base Rate” means, on any day, the rate which is the highest of (i) the sum of (A) the Federal Funds Rate on such day plus (B) 0.50%, (ii) the “prime rate” of interest as most recently reported in the Wall Street Journal, or (iii) the sum of (A) the 30-day LIBOR Rate in effect on such day plus (B) 1.00%.

3.2 Pricing Schedule. The Pricing Schedule attached hereto shall replace the Pricing Schedule annexed to the Credit Agreement.

4. CHANGES TO BORROWING BASE LIMITATIONS.

4.1 Suspension of Borrowing Base Limitations. Provided that the Borrower maintains and continues to maintain a Leverage Ratio of less than or equal to 3.00 to 1.00, and provided further that no Matured Default has occurred, the limitations of the Borrowing Base shall not apply to the amounts that may be drawn under the Revolving Credit Commitment or the amounts available for Letters of Credit and Swing Line Loans. In order to implement the foregoing:

(a) The first sentence of Section 2.1 of the Credit Agreement is amended in its entirety to read as follows:

Each Bank agrees, on the terms and conditions hereinafter set forth, to make its Pro Rata Share of Loans (each a “Revolving Credit Loan” and collectively, the “Revolving Credit Loans”) to the Borrower from time to time during the period from the Effective Date up to but not including the Termination Date, in an aggregate principal amount not to exceed at any time such Bank’s Commitment; provided, however, that (a) as long as the Borrower is maintaining a Leverage Ratio of less than or equal to 3.00 to 1.00, (i) after giving effect to the making of any Revolving Credit Loan, the Aggregate Outstanding Credit Exposure shall not exceed the Revolving Credit Commitment, and (ii) as to any Bank, the sum of its Pro Rata Share of the aggregate outstanding amount of the Revolving Credit Loans, plus such Bank’s Pro Rata Share of the outstanding amount of all L/C Obligations, plus such Bank’s Pro Rata Share of the outstanding amount of all Swing Line Loans shall not exceed such Bank’s Commitment, and (b) at any time after the Borrower fails to maintain a Leverage Ratio of less than or equal to 3.00 to 1.00, (i) after giving effect to the making of any Revolving Credit Loan, the Aggregate Outstanding Credit Exposure shall not exceed the lesser of (A) the Revolving Credit Commitment, or (B) the Available Borrowing Base in effect on such date; and (ii) as to any Bank, the sum of its Pro Rata Share of the aggregate outstanding amount of the Revolving Credit Loans, plus such Bank’s Pro Rata Share of the outstanding amount of all L/C Obligations, plus such Bank’s Pro Rata Share of the outstanding amount of all Swing Line Loans shall not exceed the lesser of (A) such Bank’s Commitment or (B) such Bank’s Pro Rata Share of the Available Borrowing Base.

(b) The first sentence of Section 2.2.1 of the Credit Agreement is amended in its entirety to read as follows:

The L/C Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue stand-by and commercial letters of credit (each, a “Letter of Credit”) and to renew, extend, increase, decrease or otherwise modify each Letter of Credit from time to time from and including the Effective Date and prior to the Termination Date upon the request of Borrower, provided that, immediately after each such Letter of Credit is issued, renewed, extended, increased or otherwise modified, (i) the aggregate outstanding principal amount of all outstanding L/C Obligations shall not exceed $100,000,000, and (ii) (a) as long as the Borrower is maintaining a Leverage Ratio of less than or equal to 3.00 to 1.00, the Aggregate Outstanding Credit Exposure shall not exceed the Revolving Credit Commitment, and (b) at any time after the Borrower fails to maintain a Leverage Ratio of less than or equal to 3.00 to 1.00, the Aggregate Outstanding Credit Exposure shall not exceed the lesser of (A) the Revolving Credit Commitment, or (B) the Available Borrowing Base in effect on such date.

(c) The proviso to the first sentence of Section 2.20.1 of the Credit Agreement is amended in its entirety to read as follows:

provided that immediately following the making of any Swing Line Loan, (i) as long as the Borrower is maintaining a Leverage Ratio of less than or equal to 3.00 to 1.00, the Aggregate Outstanding Credit Exposure shall not exceed the Revolving Credit Commitment, and (ii) at any time after the Borrower fails to maintain a Leverage Ratio of less than or equal to 3.00 to 1.00, the Aggregate Outstanding Credit Exposure shall not exceed the lesser of (A) the Revolving Credit Commitment, or (B) the Available Borrowing Base in effect on such date.

4.2 Suspension of Certain Requirements Related to the Borrowing Base. Provided that the Borrower maintains and continues to maintain a Leverage Ratio of less than or equal to 3.00 to 1.00, and provided further that no Matured Default has occurred, the following requirements of the Credit Agreement shall be suspended:

(a) the requirement under Section 2.11.2 of the Credit Agreement to prepay Revolving Credit Loans (or cash collateralize the outstanding Letters of Credit) if a Borrowing Base deficiency exists;

(b) the requirement for delivery of quarterly Borrowing Base Reports, accounts aging reports and updated lists of all Rolling Stock under Section 5.1.5 of the Credit Agreement;

(c) any requirement under Section 5.2.2 of the Credit Agreement for updated appraisals of the Mortgaged Properties;

(d) the requirement for field audits set forth in Section 5.2.3 of the Credit Agreement; and

(e) the requirement set forth in Section 5.13 of Credit Agreement for the Administrative Agent to have an Acceptable Security Interest in Rolling Stock representing at least 85% of the current Net Orderly Liquidation Value of the Borrower’s Rolling Stock.

For the avoidance of doubt, it is expressly understood that the provisions of Section 5.2.4 of the Credit Agreement will not be suspended, that the Administrative Agent will continue to order and obtain desktop appraisals of the Borrower’s Rolling Stock in accordance with the provisions of Section 5.2.4 of the Credit Agreement, and that the Borrower will pay all reasonable costs and expenses actually incurred by the Administrative Agent in connection with each desktop appraisal.

4.3 Reinstatement of Borrowing Base Requirements; Perfection. In the event that the Borrower at any time delivers an Officer’s Certificate reflecting that the Borrower’s Leverage Ratio as of the last day of the applicable quarterly period was greater than 3.00 to 1.00, or in the event the Administrative Agent otherwise determines that the Borrower’s Leverage Ratio as of the last day of the applicable quarterly period was greater than 3.00 to 1.00, or in the event that any Matured Default shall occur (each of the foregoing, a “Borrowing Base Reinstatement Event”), then (a) the limitations of the Borrowing Base shall be immediately reinstated, (b) the provisions of Section 4.2 above shall be null and void (meaning that the requirements of Sections 2.11.2, 5.1.5, 5.2.3 and 5.13 of the Credit Agreement and any other provisions of the Credit Agreement relating to the Borrowing Base shall be immediately reinstated, provided that the Borrower shall be given 60 days from the Borrowing Base Reinstatement Date to cause the arrangements with the Vehicle Title Service Company contemplated by Section 5.13 of the Credit Agreement to be reinstated), and (c) if necessary, the Borrower shall make a mandatory prepayment in accordance with Section 2.11.2 of the Credit Agreement. Further, upon the occurrence of any Borrowing Base Reinstatement Event, to the extent necessary to substantiate the Borrowing Base, the Administrative Agent may obtain updated appraisals of the Mortgaged Properties in accordance with Section 5.2.2 of the Credit Agreement and such endorsements to existing Title Policies as the Administrative Agent may reasonably require, and the Borrower will pay all reasonable costs and expenses actually incurred by the Administrative Agent in connection with such appraisals. Notwithstanding any provision of this Section 4.3 to the contrary, the Banks shall not in any event have any obligation to make additional Revolving Loans if any Default or Matured Default has occurred and is continuing.

5. AMENDMENTS TO COVENANTS.

5.1 Fixed Charge Coverage Ratio. The reference to Section 7.2(c) appearing at the end of the definition of Total Debt Service (the denominator in the Fixed Charge Coverage Ratio) is hereby corrected to read “Section 7.2(e).”

5.2 Limitation on Acquisitions. The reference to the figure “$25,000,000” in Section 7.3(h)(iii) is hereby increased to read “$50,000,000.”

6. CONDITIONS PRECEDENT. This Amendment shall be effective as of the Amendment Date, but subject to the Borrower’s satisfaction of the following conditions precedent:

6.1 Amendment Documents. The Administrative Agent shall have received each of the following documents:

(a) a counterpart of this Amendment, duly executed by the Banks, the Borrower and SMF;

(b) the Replacement Notes, duly executed by the Borrower; and

(c) such other closing certificates as the Administrative Agent may reasonably require to evidence the Borrower’s compliance with the terms and conditions of this Amendment and satisfaction of the conditions precedent set forth in this Section 6.

6.2 Prudential Agreement. The Administrative Agent shall have received satisfactory evidence that a Third Amendment to the Prudential Agreement has been executed and delivered by the parties thereto (the “Prudential Amendment”), and the terms and provisions of the Prudential Amendment shall be acceptable to the Administrative Agent.

6.3 Intercreditor Agreement. A Second Amendment to the Prudential Intercreditor Agreement shall have been executed and delivered by the parties thereto and shall be in full force and effect, and a Supplement to the Prudential Intercreditor Agreement shall have been executed and delivered by the New Bank in order to join in and become a party to the Prudential Intercreditor Agreement.

6.4 Borrowing Authority. Each of the Borrower and SMF shall have provided copies of such borrowing resolutions, delegations of authority or other approvals as the Administrative Agent may request to evidence that each of them has been duly authorized to execute, deliver and perform its obligations under this Amendment, the Credit Agreement (as amended by this Amendment) and all other Loan Documents to be executed by it in connection with this Amendment.

6.5 Flood Hazard Certificates. The Administrative Agent shall have received evidence satisfactory that none of the Mortgaged Properties is located in an area designated by the Secretary of Housing and Urban Development as an area having special flood or mudslide hazards, and that flood hazard insurance is not required for the credit extended under the Credit Agreement pursuant to the terms of any law, rule or regulation governing the activities of any Bank, or, in the event any Mortgaged Property is located in an area designated by the Secretary of Housing and Urban Development as an area having special flood or mudslide hazards, a flood insurance policy in an amount equal to the lesser of the replacement cost of the Mortgaged Property or the maximum amount of flood insurance available under the Flood Disaster Protection Act of 1973, as amended, and otherwise in compliance with the requirements of the Credit Agreement.

6.6 Payment of Interest. The Borrower shall have paid to the Administrative Agent, for the account of the respective Banks, all interest accrued on the Revolving Loans to the Amendment Date.

6.7 Upfront Fees. The Borrower shall have paid to the Administrative Agent, for the account of each Bank, upfront fees as follows: (i) for each Existing Bank with a final allocated Commitment from and after the Amendment Date of $35,000,000 or higher, an upfront fee equal to 0.20% (20 basis points) of its Commitment; (ii) for each Existing Bank with a final allocated Commitment from and after the Amendment Date of less than $35,000,000, an upfront fee equal to 0.15% (15 basis points) of its Commitment; and (iii) for the New Bank, an upfront fee equal to 0.20% (20 basis points) of its final allocated Commitment (in each case as the amount of such final allocated Commitment is shown on Schedule I hereto).

6.8 Other Expenses. The Administrative Agent shall have received payment of all other fees and other amounts due and payable on or prior to the Amendment Date, including the fees set forth in the separate fee letter between the Administrative Agent and the Borrower and, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder.

6.9 Representations and Warranties. All representations and warranties made by the Borrower in the Credit Agreement and the other Loan Documents and in Section 8 hereof shall be true and correct in all material respects as of the Amendment Date (except to the extent any of such representations and warranties with respect to the financial condition of the Borrower refers solely to an earlier specified date).

6.10 No Material Adverse Change. Since December 31, 2012, there shall not have occurred any event or circumstance that has had or could reasonably be expected to have, either individually or in the aggregate, any material adverse change in or effect upon the business, operations, properties, assets, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

6.11 No Default. No Default or Matured Default shall have occurred and be continuing.

6.11 Legal Matters. All legal matters incident to this Amendment shall be satisfactory to the Administrative Agent and its counsel.

The Administrative Agent shall furnish notice to the Banks and the Borrower when each of the foregoing conditions has been satisfied.

7. REPRESENTATIONS AND WARRANTIES.

7.1 Reaffirmation of Representations and Warranties. The Borrower confirms that all representations and warranties made by it in the Credit Agreement, other than those representations and warranties that expressly relate solely to a specific earlier date, are, and on the Amendment Date will be, true and correct in all material respects, and all of such representations and warranties are hereby remade and restated and shall survive the execution and delivery of this Amendment.

7.2. Additional Representations and Warranties. The Borrower further represents and warrants to each of the Banks, the Administrative Agent and the Collateral Agent that:

(i) The Borrower is duly authorized and empowered to execute, deliver and perform this Amendment, the Credit Agreement (as amended by this Amendment) and the Replacement Notes, and all action necessary for such execution, delivery and performance has been duly and validly taken;

(ii) This Amendment, the Credit Agreement (as amended by this Amendment) and the Replacement Notes are valid and legally binding obligations of the Borrower, enforceable in accordance with their respective terms (subject to any applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally);

(iii) The execution, delivery and performance by the Borrower of this Amendment and the Replacement Notes do not and will not (a) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of any of its charter or by-laws, or any material agreement to which it is a party or by which it is bound, or any judgment, decree, order, writ, injunction, or law to which it is subject, (b) result in the creation or imposition of any Lien on any Property of Borrower or any of its Subsidiaries pursuant to the provisions of any mortgage, indenture, security agreement, contract, undertaking or other agreement other than the Liens in favor of the Collateral Agent created by the Collateral Documents, or (c) require any authorization, consent, license, approval or authorization of or other action by, or notice or declaration to, or registration with, any governmental authority, or, to the extent that any such consent or other action may be required, it has been validly procured or duly taken; and

(iv) The audited consolidated financial statements of the Borrower for the fiscal year ended December 31, 2012, copies of which have been furnished to the Administrative Agent and the Banks, fairly present the Borrower’s consolidated financial condition as of such date and for the period then ended.

8. REAFFIRMATION OF GUARANTY. SMF hereby ratifies, confirms, and acknowledges that its obligations under the Restated Guaranty Agreement dated as of November 30, 2011 (the “Guaranty”), are in full force and effect and that SMF continues to unconditionally and irrevocably, jointly and severally, guarantee the full and punctual payment, when due, whether at stated maturity or earlier by acceleration or otherwise, all of the Obligations, including the Obligations arising under the Revolving Credit Commitment as increased hereby. Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of SMF under the Guaranty. SMF hereby acknowledges that its execution and delivery of this Amendment does not indicate or establish an approval or consent requirement by SMF in connection with the execution and delivery of amendments to the Credit Agreement or any of the other Loan Documents.

9. CONSENT TO PRUDENTIAL AMENDMENT. The Administrative Agent and the Banks hereby acknowledge and consent to the execution, delivery and performance by the Borrower and SMF of the Prudential Amendment.

10. MISCELLANEOUS.

10.1 Effect of Amendment. From and after the Amendment Date, all references to the Credit Agreement shall mean the Credit Agreement as modified by this Amendment. The Credit Agreement, as amended, modified and supplemented by this Amendment, shall continue in full force and effect in accordance with its terms and is hereby reaffirmed in every respect. To the extent that the terms of this Amendment are inconsistent with the terms of the Credit Agreement, this Amendment shall control and the Credit Agreement shall be amended, modified or supplemented so as to give full effect to the transactions contemplated by this Amendment.

10.2 Section Headings. The descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not be used in the construction of the content of this Amendment.

10.3 Reimbursement of Expenses. The Borrower agrees to pay all reasonable out-of-pocket expenses, including, without limitation, attorneys’ fees and expenses, incurred by the Administrative Agent in connection with the negotiation and preparation of this Amendment.

10.4 Governing Law. This Amendment shall be construed in accordance with the laws of the State of Oklahoma.

10.5. Counterpart Execution. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original hereof and all of which shall be but one and the same original instrument. Transmission by facsimile or portable electronic format (pdf) of an executed counterpart of this Amendment by any party shall be deemed to constitute due and sufficient delivery of such counterpart and such facsimile or pdf shall be deemed to be an original counterpart of this Amendment.

10.6 No Course of Dealing. This Amendment shall not establish a course of dealing or be construed as evidence of any willingness or commitment on the part of the Administrative Agent or of any Bank to agree to other or future amendments to or modifications of the Credit Agreement.

10.7 Release. In consideration of the amendments contained herein, each of the Borrower and SMF hereby waive and release the Banks, the Administrative Agent and the Collateral Agent from any and all claims, damages, defenses and setoffs, known or unknown, with respect to the Credit Agreement and the other Loan Documents and the transactions contemplated thereby.

10.8. Reaffirmation. Each of the Borrower and SMF hereby acknowledges the terms of this Amendment and ratifies and affirms its obligations under, and acknowledges, renews and extends its continued liability under, each Loan Document to which it is a party and agrees that each Loan Document to which it is a party remains in full force and effect. Each of the Borrower and SMF further ratifies and reaffirms the Liens created in favor of the Collateral Agent pursuant to the Loan Documents and acknowledges that such Liens will continue in full force and effect, uninterrupted and unabated.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.
SIGNATURES APPEAR ON FOLLOWING PAGES.]

IN WITNESS WHEREOF, the Borrower, SMF, the Banks and BOKF, NA dba Bank of Oklahoma, as Administrative Agent and Collateral Agent, have caused this Amendment to be duly executed in multiple counterparts, each of which shall be considered an original, on the date first set forth above.

Borrower:	SAIA, INC.
By:

James A. Darby, Vice President – Finance Chief Financial Officer and Secretary
Guarantor:	SAIA MOTOR FREIGHT LINE, LLC
By

Name

Title:

BOKF, NA dba BANK OF OKLAHOMA, as Administrative Agent and Collateral Agent and as a Bank

By:
Daniel A. Hughes, Senior Vice President

SUNTRUST BANK, as Documentation Agent and as a

Bank

By

Chris Hursey, Portfolio Manager

BANK OF AMERICA, N.A.

By
Name:
Title:

JPMORGAN CHASE BANK, N.A.

By:
John A. Horst, Credit Executive

REGIONS BANK

By:
Nick Weaver, Managing Director

Schedule I

BANKS’ FINAL ALLOCATED COMMITMENTS

BANK	COMMITMENT	PRO RATA SHARE
BOKF, NA dba BANK OF OKLAHOMA	$45,000,000	22.500000000%

SUNTRUST BANK	$45,000,000	22.500000000%

BANK OF AMERICA, N.A.	$40,000,000	20.000000000%

JPMORGAN CHASE BANK, N.A.	$40,000,000	20.000000000%

REGIONS BANK	$30,000,000	15.000000000%

TOTAL	$200,000,000	100.000000000%

PRICING SCHEDULE

Pricing Level	Leverage Ratio	LIBOR Rate Margin	Base Rate Margin	Unused Portion Fee	Letter of Credit Fee
I	=1.00x	1.250%	-0.125%	0.200%	1.375%

II	>1.00x but =1.50x	1.500%	0.000%	0.225%	1.625%

III	>1.50x but =2.00x	1.750%	0.000%	0.250%	1.875%

IV	>2.00x but =2.50x	2.000%	0.125%	0.275%	2.125%

V	>2.50x but =3.00x	2.250%	0.250%	0.300%	2.375%

VI	>3.00x	2.500%	0.500%	0.325%	2.625%

The foregoing shall be recalculated on not less than a quarterly basis, on the date on which the Administrative Agent is in full receipt of the Borrower’s most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 5.1 (“Pricing Date”). The applicable Pricing Level shall be established based on the Leverage Ratio for the most recently completed fiscal quarter and shall remain in effect until the next Pricing Date. From the Amendment Date to the first Pricing Date, Pricing Level II shall apply. If the Borrower has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 5.1 hereof, until such financial statements and audit report are delivered, Pricing Level VI shall apply. If the Borrower subsequently delivers such financial statements before the next Pricing Date, the Pricing Level established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Pricing Level established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Pricing Level made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and the Banks if reasonably determined.

EXHIBIT A-1

NOTE

$	June 28, 2013 Tulsa, Oklahoma

FOR VALUE RECEIVED, the undersigned, SAIA, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of        (the “Bank”) on the Termination Date (as defined in the Credit Agreement referred to below) the principal amount of      DOLLARS ($     ) or such lesser amount of all Loans (as defined in the Credit Agreement) due and payable by the Borrower to the Bank on the Termination Date under that certain Fourth Amended and Restated Credit Agreement dated as of October 21, 2011 (the “Fourth Amended and Restated Credit Agreement”), as amended by that certain First Amendment thereto dated as of even date herewith (the “First Amendment”) (the Fourth Amended and Restated Credit Agreement, as amended by the First Amendment, and as it may be further amended from time to time, the “Credit Agreement”), by and among the Borrower, the Bank and the other financial institutions party thereto.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates, and at such times as are specified in the Credit Agreement. All payments of principal of and interest on this Note shall be made to the Administrative Agent for the account of the Bank in Dollars in immediately available funds at the Administrative Agent’s Lending Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. Terms used herein which are defined in the Credit Agreement shall have their defined meanings when used herein. The Credit Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and, except for notices for which provision is expressly made in the Loan Documents, notice of protest, demand, intent to accelerate, acceleration, dishonor and non-payment of this Note.

The Bank is hereby authorized by the Borrower to endorse on the schedule attached hereto the amount and type of each Loan and each renewal, conversion and payment of principal amount received by the Bank on account of its Loans, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Loans made by the Bank; provided, however, that the failure to make such notation with respect to any Loan or renewal, conversion or payment shall not limit or otherwise affect the obligations of the Borrower hereunder.

The holder of this Note may collect a late charge not to exceed an amount equal to $25 or five percent (5%) of the amount of any payment (whichever amount is greater) which is not paid within ten (10) days from the due date thereof, for the purposes of covering the extra expenses involved in handling delinquent payments. This late charge provision shall not be applicable in the event the holder hereof, at its option, elects to receive interest at the increased rate as provided in the Credit Agreement.

This Note and the other Notes are issued by the Borrower in renewal, extension, rearrangement, increase, ratification and continuation of, but not in extinguishment or novation of, the indebtedness outstanding under the Fourth Amended and Restated Credit Agreement and evidenced by certain promissory notes (the “Prior Notes”) issued by the Borrower pursuant thereto. The indebtedness evidenced by this Note and the other Notes is a continuing indebtedness, and all collateral instruments securing payment of the Notes, and the security interests created and continued thereunder, shall continue in full force and effect, uninterrupted and unabated, as security for payment of the indebtedness evidenced by this Note and the other Notes.

This Note shall be governed by laws of the State of Oklahoma provided that as to the maximum rate of interest which may be charged or collected, if the laws applicable to the Bank permit it to charge or collect a higher rate than the laws of the State of Oklahoma, then such laws applicable to the Bank shall apply to the Bank under this Note.

SAIA, INC.

By:
James Darby,
Vice President – Finance
Chief Financial Officer and Secretary